Exhibit 10.1

**Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

DATED May 3, 2011

(1) THE CHINESE UNIVERSITY OF HONG KONG

and

(2) SEQUENOM, INC.

LICENSE AGREEMENT

This Agreement is made on the 3rd day of May 2011 and commences on the same.

BETWEEN:

(1)	The Chinese University of Hong Kong, a university established by Statute in The Hong Kong Special Administrative Region (“SAR”) whose registered office is at Shatin, New Territories, Hong Kong SAR acting in its capacity as the owner of the Invention as defined herein (“University”) and

(2)	Sequenom, Inc., a Delaware corporation whose principal place of business is at 3595 Johns Hopkins Court, San Diego, CA 92121, USA, and its Affiliates (“Licensee”).

Who together in this Agreement are referred to as the ‘Parties’ and individually as the ‘Party’.

WHEREAS:

(A)	The Invention (as defined below) was invented by Professor Y M Dennis Lo of the Department of Chemical Pathology of University and his research team, including Rossa W.K. Chiu, Kwan Chee Chan and Wenli Zheng.

(B)	University is sole owner of the Invention within University Docket No. […***…], and the corresponding Proprietary IPR (as defined below) therein.

(C)	University wishes to grant to Licensee and Licensee wishes to acquire a licence to use the Invention and the Proprietary IPR therein in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, unless the context clearly otherwise requires, the following words and expressions shall have the following meanings and all defined terms shall apply to their singular and plural forms, as applicable: “Including” means ‘including without limitation’. “H/herein”, “hereof”, “hereunder” or similar expressions refer to this Agreement. “Clause” means the referenced clause in this Agreement.

1.1	“Affiliate” means any entity, which, whether through ownership of voting shares or securities, by contract of otherwise, directly or indirectly controls, is controlled by, or is under the common control with a Party.

1.2	“Commencement Date” means the date set forth above;

1.3	“Combined Product” means Licensed Product incorporated with, in or combined with any other product supplied by Licensee. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.4	“Expenses” means all costs and expenses incurred for processing, defending from invalidation attacks or maintaining any one of the Prospective Patents (as defined below) in a designated Patent Jurisdiction (as defined below) and includes those costs and expenses referred to in Clauses 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 as payable by Licensee.

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1.5	“Information” means information relating to the Invention and any other technical information of University.

1.6	“Intellectual Property Rights” (“IPR”) means any rights including but not limited to patents, know-how, confidential information, trade secret, industrial design, data copyrights, trademarks, service marks, trade names, logos and the goodwill associated therewith and all rights or forms of protection having equivalent or similar effect (whether registered, unregistered or being capable of being registered).

1.7	“Invention” means the invention disclosure and patent applications which were invented by Research Team and owned by University prior to the Commencement Date and listed in Schedule 2 hereto, and all underlying or related Proprietary IPR owned by University prior to the Commencement Date, including the Prospective Patent.

1.8	“License Issue Fee” means the consideration to be paid by Licensee to University in accordance with Clause 5.1.1 of this Agreement.

1.9	“Licensed Field of Use” means any prenatal (fetal or maternal) diagnostics and/or prenatal (fetal or maternal) prognostics and/or prenatal (fetal or maternal) analysis and/or prenatal (fetal or maternal) research, for use with any and all types of technology platforms or uses, other than for the purpose of promoting sex selection followed by gender-specific abortion without a medical reason.

1.10	“Proprietary IPR” means any and all underlying Intellectual Property Rights subsisting in the Invention solely owned by University, or University’s interest in Invention co-owned prior to the Commencement Date by University and another party.

1.11	“Prospective Patent” means any and all patents and patent applications specified in Schedule 2, including any grants, divisions, continuations, continuations-in-part, reissues, re-examinations and extensions (collectively called “maintenance”) of all such patents claiming priority therefrom, including any foreign counterparts thereof, and more particularly described in Clause 8 below (and any reference to “Prospective Patent” shall include any and all of them) as well as renewals thereof, excluding any rights that extend to Hong Kong SAR.

1.12	“Licensed Product” means the Invention as embodied in any product, service or process that is developed or produced by Licensee and/or its Sub-Licensee, in the Licensed Field of Use, and that employs or is produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would constitute, but for the license University grants to Licensee under this Agreement, an infringement of any rights afforded by the Invention. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.13	General-Use Reagent means any product, service or process that relates to general genetic analysis methods and/or products and that does not employ or is not produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would not constitute an infringement by Licensee or its Sub-Licensee of any rights afforded by the Invention.

1.14	“Net Sales Value” means the aggregate consideration, including royalties (excluding up-front payments, milestone payments, refunds, credits, grant or research funding or equity investment) which are received by Licensee, directly or by Licensee from a Sub-Licensee, from the sale, leasing or other commercial disposition of a Licensed Product, and based on the invoiced price of Licensed Product sold by the Licensee in arm’s-length transactions, or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, less normal trade discounts actually granted, insurance, freight, or any relevant tax, duties or similar government levies.

1.15	“Patent Jurisdictions” means convention countries and/or regions in which the Prospective Patent has been filed or granted or to be filed or granted and for which the application, prosecution, defense from invalidation attacks and maintenance will be made at the Licensee’s expense.

1.16	“Research Team” means Professor Y M Dennis Lo of the Department of Chemical Pathology of The Chinese University of Hong Kong and his research team.

1.17	“Standard Terms and Conditions” or T&C’s means the terms and conditions in Schedule 1 annexed hereto.

1.18	“Sub-Licensee” means a sub-licensee who has a valid and subsisting license granted to it by Licensee for the exploitation of the Licensed Product.

1.19	“Term” – see Section 3.1.

1.20	“Territory” means any and all countries or jurisdictions in the world excluding Hong Kong SAR.

1.21	“PRC” means the People’s Republic of China, excluding Hong Kong SAR.

1.22	“USA” means the United States of America.

2	Grant of License

2.1	University hereby grants to Licensee, for the Term and subject to the provisions of this Agreement, an exclusive license to its interest in the Invention within University Docket No. […***…] with the right to sublicense, subject to Clause 4, to apply and exploit the use of the Invention, to make, authorize the making of, have made, use, process, supply, sell, offer to sell, lease, otherwise commercially dispose of, import and export or otherwise exploit in any manner the Licensed Product and/or the Combined Product in the Licensed Field of Use within the Territory. Licensee shall be responsible for the safety and quality of the Licensed Product.

2.2	In respect of any Proprietary IPR in the Invention not covered by the Prospective Patent, the license under Clause 2.1 is non-exclusive.

2.3	In respect of the Prospective Patent, the license under Clause 2.1 is exclusive, subject to Clause 2.4.

2.4

University reserves the right to use and develop the Invention and the Prospective Patent worldwide solely for academic, research and publication purposes at all times provided that University provides a copy of any manuscript to Licensee, at the time of submission, for any publications submitted to a journal indexed by the Institute of Scientific Information; and to extend

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the academic, research and publication rights, set forth above, to other collaborating academic organizations in whatever countries.

2.5	University shall, if requested by Licensee, execute and file applications (in the prescribed form) to register or provide notice to the relevant patents administrators of the transaction contemplated by this Agreement in accordance with relevant laws or regulations, provided that the Licensee:

2.5.1	will, together with each request made to University, provide to University a duly executed irrevocable power of attorney in favor of University pursuant to relevant local laws, to enable University to remove such registration or notice to the relevant patents administration promptly upon the termination or early termination of the license granted in this Agreement or any part of it, or upon the abandonment by Licensee of any Prospective Patent under Clause 8.7;

2.5.2	bear all costs and expenses in connection with the requested registration or notice, as well as the removal of such registration or notice, including but not limited to University’s expenses in consulting its own legal advisers about Licensee’s request and attending to the filing and removal of the registration or notice.

3	Term of License

3.1

The license in Clause 2.1 shall be effective and commence from the Commencement Date and shall expire concurrently with the last-to-expire Prospective Patent or on the 20th anniversary of the Commencement Date, whichever is the later, unless terminated earlier under the terms of this Agreement (the “Term”).

4	Sub-Licensee

4.1	For the License granted in Clause 2.1 and/or 2.2, Licensee shall be entitled to grant sub-licenses of its rights thereunder to any person or entity subject to Clause 5.3. However, Licensee shall ensure that each sub-license includes obligations on the Sub-Licensee at least as restrictive as the obligations imposed on Licensee under this Agreement, excluding any economic term, which may be freely negotiated between the Licensee and Sub-Licensee, and that:

4.1.1	The terms and conditions of any sub-license shall prohibit further sub-licensing.

4.1.2	The sub-license shall expressly provide that, to the extent permissible under the law, University as owner or co-owner of the Invention may directly enforce the terms of the sub-license against Sub-Licensee as if it were a party to the sub-license.

4.1.3	Sub-Licensee shall not, directly or indirectly, during the term of the Sub-license or thereafter challenge the ownership and/or any rights of University in the Invention, including any Proprietary IPR in respect of the Invention, the Prospective Patent, and the validity thereof.

4.2	Any such sub-license shall also expressly include provisions for it to transfer directly to University in the case of termination of this Agreement for any reason, but University shall not be bound to accept such transfer if the sub-license contains terms or clauses not acceptable to University in which case the sub-license may be terminated by University at its sole discretion, provided, however, that University shall assume the sub-license if the University has approved it in writing before or after its execution. University must assume a sub-license only if the version of the sub-license as entered into between Licensee and Sub-Licensee is in all material respects the same as that submitted to University for approval.

4.3	Except as provided for in Clause 4.2, all sub-licenses shall terminate automatically on the termination of this Agreement for any reason. Within [...***...] days of the final execution of any sub-license agreement the Licensee shall provide to University a true copy of it.

4.4	The Licensee shall be responsible for any breach of the sub-license by the Sub-Licensee, with respect to Sub-Licensee’s obligation to make any payments to Licensee, as if the breach had been that of Licensee under this Agreement, and University shall be at liberty to terminate this Agreement except that University shall not terminate this Agreement if the Licensee makes good any shortfall in payment by its Sub-Licensee within [...***...] days of that breach, without prejudice to the right of University to seek indemnity from Licensee, which Licensee hereby agrees to provide, against any loss, damages, costs, claims or expenses which are awarded against or suffered by University as a result of any such breach by the Sub-Licensee.

4.5	In the event that a Sub-Licensee commits a breach of any of its other obligations under the sub-license agreement (“Defaulting Sub-Licensee”), Licensee shall use all reasonable efforts to enforce the terms of the relevant sub-license agreement against the Defaulting Sub-Licensee. If the Defaulting Sub-Licensee’s breach continues for [...***...] days after University’s written notice to Licensee, and if Licensee does not within an additional period of [...***...] days from, the end of the aforesaid [...***...] day period (or such longer period as University in its sole discretion may grant taking into consideration the nature and seriousness of the Defaulting Sub-Licensee’s breach on a case by case basis), provide evidence to satisfy University that Licensee has taken legally reasonable action under the circumstances to remedy the Defaulting Sub-Licensee’s breach (including, without limitation, commencement of legal proceedings by Licensee against the Defaulting Sub-Licensee to enforce the terms of the sub-license agreement, or the provision of local legal advice, obtained at Licensee’s expense from counsel of its choosing, and reasonably acceptable to University, indicating that Licensee has taken legally reasonable action to deal with the Defaulting Sub-Licensee’s breach) then unless expressly agreed to in writing by University, the sub-license granted to Sub-Licensee shall be terminated by Licensee. In any event, Licensee shall indemnify University against all third party claims, demands, actions, suits, damages, penalties, liabilities, judgments, costs (including legal costs and attorney charges) and expenses assessed against or incurred by University as a result of the breach by the Defaulting Sub-Licensee, even if the relevant sub-license is terminated by Licensee.

5	Payments

5.1	In consideration of the granting of license by University, Licensee shall pay to University:

5.1.1	a non-refundable and non-recoupable license issue fee of [...***...] US dollars (US

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$[...***...]) (the “License Issue Fee”), of which [...***...] US dollars (US $[...***...]) shall be due within [...***...] days of the execution of this Agreement and another [...***...] US dollars (US $[...***...]) which shall be due [...***...] from the Commencement Date.

5.1.2	a) subject to the provisions of Clause 5.6, the royalty, on Net Sales Value, in respect of each application use, process, supply and/or sale of Licensed Product during the term of the License shall be [...***...] ([...***...]%) percent of Net Sales Value of Licensed Products (subject to the formula set out in Clause 5.4 in cases where Licensee is required to pay to third parties royalties with respect to Licensed Product) (the “Royalties”).

b) (i) during the Term, the royalty on Net Sales Value in respect of each sale of a non-invasive, prenatal, circulating cell-free, fetal nucleic acid-based trisomy 21 test, for United States sales only (the “US T 21 Test”), shall be an additional [...***...] percent ([...***...]%) of Net Sales Value on such “US T 21 Test” (the “US T 21 Test Royalty”).

(ii) The US T 21 Test Royalty shall not be subject to the provisions of Clause 5.4 regarding royalty stacking and non-cumulation of royalties. Accordingly, the [...***...]% will be added to whatever the royalty rate would otherwise be. This royalty rate may range from [...***...]% to [...***...]%. With the addition of the [...***...]% US T 21 Test Royalty, that rate would therefore range between [...***...]% and [...***...]%. Royalty payments attributable to the [...***...]% and the [...***...]% to [...***...]% components will be individually itemized in statements from Licensee to Licensor.

(iii) The US T 21 Test Royalty shall expire upon a cumulative royalty payment attributable to this [...***...]% of Net Sales Value to University, during the Term, of [...***...] US dollars (US $[...***...]). For the avoidance of doubt, Licensee does not have an obligation to pay the full $[...***...], or any portion thereof, except as incurred based on actual Net Sales during the Term and subject to section d) below,

(iv) The US T 21 Test Royalty will apply to the US T 21 Test, regardless of whether or not the Inventions within University Docket No. [...***...] apply to the US T 21 Test. Solely for purposes of this Section 5.1.2 b), the term “Licensed Product” in the definition of Net Sales Value shall be replaced with the term “US T 21 Test.”

c) On the Commencement Date, Licensee shall grant to The Chinese University of Hong Kong Foundation Limited, an Affiliate of the University, a Warrant in the form attached hereto as Exhibit A (the “Warrant”) to purchase from the Licensee up to 200,000 shares of common stock of the Licensee. The purchase price for each share of the common stock purchasable under the Warrant shall be equal to the closing price of Licensee’s common stock on the Commencement Date as reported on The Nasdaq Global Market.

d) The provisions of Sections 5.1.1 and 5.1.2 b) and c) shall survive any termination of this license by Licensee, unless such termination is due to a material breach of this Agreement or of the Sponsored Research Agreement (No.TS116377) between University and Licensee.

5.2	For the avoidance of doubt,

5.2.1	the Royalties, including but not limited to Minimum Guarantees (as defined in Clause 5.5)

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shall be payable by the Licensee to University in accordance with the terms of this Agreement throughout the Term of this Agreement in respect of the production, distribution, sale and/or use of the Licensed Product anywhere in the Territory.

5.2.2	Licensee has to pay the Minimum Guarantees in accordance with Clause 5.5 herein regardless of the status of any individual Prospective Patent. Licensee’s obligation to pay Minimum Guarantees is not abated by the occurrence of any event, including but not limited to the expiry or invalidation of any issued patent or any claim therein, the unsuccessful application of any patent application, or the abandonment of any Prospective Patent by Licensee under Clause 5.5 of this Agreement.

5.2.3	The Royalties, subject to Clause 5.4, Minimum Guarantees and Sub-License Royalties (as defined below) must be paid in full in accordance with the provisions in Clause 5 of this Agreement. Royalties shall be paid [...***...], and shall be in arrears [...***...] days after the last day of [...***...] in accordance with Clause 6.1.

5.3	Licensee agrees to pay University a sub-licensing royalty as set forth below (the “Sub-License Royalties”):

5.3.1	Licensee shall pay University [...***...] ([...***...]%) percent of the Net Sales Value received by Licensee from the Sub-Licensees, (subject to the formula set out in Clause 5.4 in the case of Combined Products and/or where the Licensee or the Sub-Licensee is required to pay to third parties royalties with respect to Licensed Product and the total sum of royalties to be paid to University and third parties would exceed [...***...] ([...***...]%) percent of the Net Sales Value of the Licensed Product).

5.3.2	Licensee shall pay University [...***...] ([...***...]%) percent of all one-time payments (including up-front payments and milestone payments) received by Licensee from a Sub-Licensee.

5.4	For calculation of Royalties and Sub-License Royalties:-

5.4.1	For Combined Product wherein the Licensed Product is not priced separately, the Net Sales Value of the Combined Product shall be:-

(i)	in the case where both the Licensed Product and the other product or products are available in the market as stand-alone products, that proportion of the price of the Combined Product which is attributable to the Licensed Product by using the following formula:

A = market price of Licensed Product in the territory of sale

B = market price of other product(s) in the territory of sale

C = price of Combined Product in the territory of sale

Net Sales Value = (A / (A+B)) x C;

(ii)	in the case where the Licensed Product is available in the territory of sale as stand-alone product but any of the other products is not, the market price of the Licensed Product in the territory of sale as a stand-alone product; or

(iii)	in the case where the Licensed Product is not available in the territory of sale as stand-alone product, then the market price of the Licensed Product shall be the

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average per unit price of the Licensed Product in other territories in which it is available as a stand-alone product.

(iv)	in the case where the Licensed Product is not available for sale as a stand-alone product anywhere in the world, University and Licensee shall negotiate in good faith the price to be treated as the market price of the Licensed Product in the territory of sale.

5.4.2	If in any jurisdiction within the Territory Licensee is required to pay to third parties royalties with respect to Licensed Product, including Combined Products, under agreements for patent rights which Licensee determines are necessary or desirable to license or acquire with respect to such Licensed Product, and the total sum of royalties to be paid by Licensee to University and third parties for that Licensed Product or Combined Product would exceed [...***...] ([...***...]%) percent of the Net Sales Value of that Licensed Product or Combined Product in that jurisdiction for any year within the Term of this Agreement, the royalties to be paid to University for that Licensed Product or Combined Product in that jurisdiction for that year shall be computed pro rata as follows:

Subject to Clause 5.4.3, Licensee will be entitled to deduct from Royalty payments due to University the amount of royalties actually paid to that third party(s), with respect to a particular Licensed Product or Combined Product and in a particular territory to which third party royalty payments apply. For the avoidance of doubt and by way of illustration, i) if Licensee has to pay [...***...]% of Net Sales Value with respect to a particular License Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall be [...***...]% ([...***...]% x [...***...]%) of Net Sales Value of such Licensed Product; ii) if Licensee has to pay [...***...]% of Net Sales Value with respect to a particular Licensed Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall still be [...***...]% of Net Sales Value.

For the purpose of Clause 5.4.2, “third party” or “third parties” shall not include a party or parties who directly or indirectly control, or are controlled by Licensee, and shall not include Affiliates of Licensee. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

5.4.3

Notwithstanding the foregoing, the operation of Clause 5.4.1 and 5.4.2 shall not accumulatively reduce by more than [...***...] ([...***...]%) percent the amounts otherwise payable under this Agreement to University with respect to royalties due to University in respect of a particular Licensed Product or Combined Product in a particular territory in any one year as if Clause 5.4.1 and 5.4.2 are not in operation. Also, Licensee’s maximum royalties due to University shall in no event be greater than 6% of Net Sales Value and Licensee’s minimum royalties due to University shall in no event be less than [...***...]% of Net Sales Value, regardless of all prior independent agreements between the Parties and regardless of the number of independent inventions or other intellectual property rights that may be applicable

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to the Licensed Product.

5.4.4	For the avoidance of doubt, the pro rata adjustment in Clause 5.4.1 and 5.4.2 to Royalties payable to University shall not reduce the amount of the Minimum Guarantees due pursuant to Clause 5.5.

5.5	Licensee agrees to pay to University fixed sums of minimum annual royalties, subject to Clause 5.6, (“the Minimum Guarantees”), irrespective of whether or not Net Sales Value is generated, in advance for each year during the Term of the Agreement commencing on 2nd January 2015 (“Minimum Guarantee Year”) as follows:-

Payment Date	Minimum Guarantee for the year
2nd January 2015	US$[...***...]
2nd January 2016 and thereafter	US$[...***...]

5.6	During each Minimum Guarantee Year, Licensee shall pay University for such year the higher of the applicable (i) Minimum Guarantees, or (ii) actual Royalties and Sub-License Royalties.

5.7	The cost and expenses referred to in Clause 8.3, the License Issue Fee, Bonus Payments, Royalties, Sub-License Royalties (and Minimum Guarantees, as provided above), Expenses, the costs referred to in Clause 6.4, any recovery due to University from a patent infringement suit as provided for in Clause 9, and any indemnity to University that Licensee agrees to pay under this Agreement or under any further agreements in writing to be entered into between University and Licensee pursuant to this Agreement, are the sole and only compensation or payments that will or may be due to University from Licensee hereunder.

5.8	Licensee shall continue to pay Royalties, and Sub-License Royalties in accordance with Clauses 5.1.2 and 5.3 above for as long as Net Sales Value is generated, and sub-license fee and/or royalties are/is received by Licensee for Licensed Product made; and/or which an order was received, anywhere within the Territory, during the Term of this Agreement and/or the relevant sub-license. Licensee agrees to pay University the following additional, one-time, non-refundable (except in the case of an uncured breach of a representation or warranty set forth in Paragraphs 1.4, 1.5 or 1.6 of the Standard Terms and Conditions in Schedule 1 by University) performance bonus amount: (“Bonus Payments”)

5.8.1	US$[...***...] upon [...***...].

5.8.2	US$[...***...] upon [...***...].

5.9

If a court of competent jurisdiction in a particular territory, by a final decision of a court from which no further appeal or reconsideration can be taken, holds invalid any Prospective Patent or all of the relevant patent claims within a Prospective Patent, Licensee’s obligation to pay Royalties corresponding to the Licensed Product(s) which is(are) covered solely by that patent or those claims, will cease as of the date of such decision in that jurisdiction and such territory will be excluded from the Territory as defined in Clause 1.20 insofar as the relevant Prospective Patent is

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concerned. Licensee, however, shall pay Royalties that accrued before that decision or that are based on all other patents or claims not involved in that decision. For the avoidance of doubt, if for a particular product any claim of a Prospective Patent is valid and covers that product, licensee’s obligation to pay Royalties shall not cease. If for a particular product, no claim of any Prospective Patent is valid that covers that product, licensee’s obligation to pay Royalties for that product in that jurisdiction shall cease. When Licensee’s obligation to pay Royalties in any jurisdiction within the Territory ceases in respect of a Prospective Patent that is finally declared invalid, this Agreement is deemed to have terminated by expiry in respect of that Prospective Patent in that jurisdiction.

5.10	If in any jurisdiction within the Territory a patent application within the Prospective Patents shall remain pending for longer than [...***...] years from the date of filing of the said application, Licensee’s obligation to pay Royalties in respect of Licensed Products in that jurisdiction which are covered by only the rights afforded by that pending patent application and no other rights in the Invention, shall be suspended as from the [...***...] anniversary of the date of filing of the said patent application until a patent issues in respect of any claim in that pending patent application, and such claim covers a Licensed Product. For the avoidance of doubt, suspension of payment of royalty under this Sub-Clause does not constitute an abandonment of a Prospective Patent by Licensee under Clause 8.7. For further avoidance of doubt and by way of illustration, if an Invention is the subject of a granted patent in jurisdiction A and a patent application is pending for longer than [...***...] years in jurisdiction B, the suspension under this Sub-Clause shall operate only in respect of the Licensed Products in jurisdiction B and not in any other jurisdictions within the Territory.

6	Commercialization Report and Accounting for and Payment of Royalties and Maintenance of Records

6.1	Licensee shall, within [...***...] days after the last day of [...***...], and [...***...], send to University a confidential commercialization report which comprises:

6.1.1	a report for the preceding [...***...] period to indicate development activities made, milestones achieved, activities performed towards the commercialization of the Invention, and

6.1.2	a statement specifying royalties payable to University, which shall include the quantities of Licensed Product produced, sold and sales price of Licensed Product sold or otherwise disposed of, orders received for Licensed Product, the number of sub-licenses granted and details of fees/royalties received from any Sub-Licensees and a calculation showing the royalties due, and the royalty statement shall be accompanied by a bankers’ draft for (i) any amount over and above the Minimum Guarantees paid in advance for that year under Clause 5.5; and (ii) the Sub-License Royalties payable under Clause 5.3. There shall be no cross-collateralization, no accounts shall be offset and no other adjustment shall be made between the Licensed Products or Combined Products or between territories, areas or countries of the Territory unless provided otherwise in this Agreement.

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6.2	The first commercialization report, covering the period from Commencement Date to [...***...] shall be due on [...***...]. Each subsequent commercialization report should cover a period of [...***...] as stipulated in Clause 6.1.

6.3	Licensee also agrees to make and will cause its Sub-Licensees to make a written report to University within [...***...] days after the date of termination or early termination of this Agreement, stating in such report the number, description and Net Sales Value of all products produced, sold, or otherwise disposed of, and upon which royalties are payable but which were not previously reported to University.

6.4	Licensee shall keep and will require its Sub-Licensees to keep during the Term and two years thereafter, records or accounts sufficient to enable accurate calculations of royalties due to University. University shall be entitled to appoint an auditor not employed by the University and reasonably acceptable to Licensee to determine the correctness of any royalty statement or royalties payable or paid hereunder. The cost of inspection by such auditor shall be borne by University unless the auditor’s report indicates that Licensee has under-reported its sales of Licensed Product and/or receipt of fees/royalties from Sub-Licensees by more than five (5) percent in which case Licensee shall bear the full cost of such audit, provided such error is not due to Sub-Licensee’s erroneous reporting to Licensee.

7	Milestones

Licensee agrees to meet the milestones as detailed in Schedule 3. In the event that Licensee does not meet any of the milestones, University may at its discretion elect to terminate the license granted under Clause 2.1 with respect to the relevant Milestones of this Agreement pursuant to Paragraph 7 of Standard Terms and Conditions. Such termination shall only occur with respect to the specific milestone not met. For example, if a first milestone related to [...***...] is not met, but a second milestone related to [...***...] is met, termination shall only apply with respect to [...***...]. No indulgence given by University on any particular occasion shall be deemed or construed as a waiver of its right to terminate this Agreement on future occasions.

8	Prospective Patent

8.1	Subject to Clauses 8.5 and 8.7, Licensee confirms and agrees that from the Commencement Date, it shall assume financial responsibility, as set forth in Clause 8.3, and shall continue to be financially responsible for the prosecution, defense from invalidation attacks and maintenance of any and all Prospective Patent. University shall at the expense of the Licensee, and in a reasonable manner, pursue, apply for, prosecute, defend against invalidation attacks and maintain the Prospective Patent in the Patents Jurisdiction and such other territories as may be agreed between the Parties from time to time using counsel of the University’s choice, and reasonably acceptable to Licensee.

8.2	University has been granted and applied for patent applications set forth in Schedule 2.

8.3	Licensee agrees to (a) reimburse the University for patent expenses incurred after the

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Commencement Date; and (b) pay for all reasonable and documented expenses and other Invention-related patent expenses that may arise during the term of this Agreement. Said payments to be made to University within [...***...] days upon presentation of invoice to Licensee. Licensee expressly agrees to and confirms University’s rights under Paragraph 7.2.2 of the Standard Terms and Conditions.

8.4	University may, but is not obliged to, file, prosecute, defend from invalidation attacks and maintain, at the Licensee’s request and expense, additional patent applications claiming priority from any of the Prospective Patent in the name of University, using counsel of University’s choice, and reasonably acceptable to Licensee. However, should University decide not to file, or prosecute, or defend from invalidation attacks, or maintain additional patent applications claiming priority from any of the Prospective Patent, University shall provide the Licensee the opportunity to do so, at Licensee’s expense. University shall provide reasonable assistance to Licensee with respect to the foregoing, without University joining in the contentious proceedings. Such additional patent applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. For the avoidance of doubt, this Clause does not apply to any improvement on the Invention not claiming priority from the Prospective Patent, such improvements being not within the scope of the license granted hereunder. Although, any such improvements shall be covered by the Sponsored Research Agreement to be concurrently executed by the Parties.

8.5	Where University proposes that an additional patent application claiming priority from the Prospective Patent be filed, designated in a PCT patent application or entered into national phase in any jurisdictions other than the Patents Jurisdiction, Licensee shall be notified in writing of such proposed applications. Licensee shall have the option to accept the financial responsibility for the Expenses of such applications within [...***...] days of receipt of the notice, in which case the proposed additional applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. In the event that Licensee does not notify University within the aforesaid [...***...] day period that it accepts the financial responsibility of any of the proposed additional patent applications within the period of time prescribed above, University shall have the sole and absolute discretion to file designate or enter the proposed application into the national phase at its own costs and expenses, and in such case the jurisdiction in which the proposed application is filed, to which it is designated or into which it is entered shall be excluded from the definition of “Territory” under Clause 1.20 hereunder and the license granted in Clause 2.

8.6	In addition to its financial responsibility, Licensee shall provide reasonable assistance and co-operation in the prosecution, defense from invalidation attacks and maintenance of Prospective Patent at the request of University.

8.7

Licensee may, by at least [...***...] days’ advanced written notice, terminate its financial responsibility for the expenses for the filing, prosecution, defense from invalidation attacks or maintenance of any of the Prospective Patent (“Abandoned Patent”) in any of the Patents Jurisdiction (“Abandoned Jurisdiction”). The notice shall identify the Abandoned Patent, the Abandoned Jurisdiction and the date the termination is to take effect (which shall not be less than [...***...] days

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from the date of the service of the notice). The service of such notice on University shall constitute an irrevocable abandonment by Licensee of its license hereunder in the Abandoned Patent, in the Abandoned Jurisdiction on the effective date stated in the said notice (“Date of Abandonment”) and the Abandoned Jurisdiction shall be excluded from the definition of “Territory” in Clause 1.20 and the license granted in Clause 2. Upon issuing the notice, and without prejudice to the Licensee’s obligations for the Abandoned Patent that have accrued up to the Date of Abandonment, Licensee shall have no further obligation, rights or interests with respect to the Abandoned Patent as from the Date of Abandonment, and University shall have the option to continue or not to continue prosecution, defense from invalidation attacks or maintenance of the Abandoned Patent. Licensee and the affected Sub-Licensee shall, at the request of University, enter into a Novation Agreement with University in respect of any Sub-license in any Abandoned Jurisdiction.

9	Patent Infringement

9.1	If Licensee learns of the infringement of a Prospective Patent, in any jurisdiction within the Territory, Licensee shall so inform University in writing and shall provide University with reasonable evidence of the infringement. Licensee may not notify a third party of the infringement of the Prospective Patent, save for its legal advisers, without first obtaining written consent of University, which consent shall not be unreasonably denied or delayed. Both Parties shall use their reasonable commercial efforts in cooperation with each other to terminate such infringement.

9.2

Licensee may request that University take legal action against the infringement of the Prospective Patent in any jurisdiction within the Territory. Licensee shall make that request in writing and include reasonable evidence of the infringement to University. If the infringing activity has not been abated within [...***...] days of that request, University may elect to: (a) commence suit on its own account; or (b) refuse to bring suit. University shall give written notice of its election to Licensee by the end of the aforesaid [...***...] day after receiving notice of the request from Licensee. Licensee may thereafter bring suit for patent infringement only if University has elected not to commence suit (“Licensee Action”). University hereby agrees to assist and cooperate with Licensee, at Licensee’s expense (including payment for University’s expert’s time, and other expenses so long as such expenses are properly documented), to enable Licensee to prosecute and maintain such action. However, University’s agreement to assist Licensee does not extend to agreement to join or to procure its Affiliates to join in legal or other proceedings as a co-party. Notwithstanding the foregoing, where it is necessary under applicable local law for University or its Affiliates to join in proceedings as a co-party, Licensee shall seek the express written agreement of University and its Affiliates before doing so, on terms to be agreed with University and its Affiliates on a case by case basis. Licensee shall have the right to settle any Licensee Action or consent to an adverse judgment thereto, in its sole discretion, except that Licensee may not settle such action by agreeing to the invalidation of a Prospective Patent or any claim therein without University’s prior written consent. Any recovery obtained as a result of a Licensee Action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of Licensee’s expenses in bringing such suit or proceeding (including any attorneys, expert and court

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fees), and the balance shall be considered to be Net Sales Value, and subject to the royalty payments set forth in Clause 5, and the remaining balance shall be recovered by Licensee as damages.

9.3	Subject to Clause 9.2, if University commences or defends any suit or proceedings on its own account, University shall do so at its own expense. University shall have the right to settle any such action or consent to an adverse judgment thereto, in its sole discretion, except that University may not settle such action by granting the third party any license without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed if the license to the third party takes the form of a sub-license with Licensee upon Licensee’s usual commercial terms with other sub-licensees in that jurisdiction. Any recovery obtained as a result of such action, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance shall be [...***...] in all cases which do not result in a sub-license to a third party. If a suit or proceedings results in a sub-license to a third party, then any recovery, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance to be shared between University and Licensee according to the provisions in Clause 5.3 herein.

10	Notices and Payments

10.1	Any notices or communication given under this Agreement shall be in English, in writing and delivered by registered post, overnight courier with package tracking capabilities, by hand, or by facsimile to the Party at its address or fax number set out below or to such other address as may be notified in writing from time to time between the Parties. A notice or communication to University must specify the Agreement Number TS116379 for identification. Any notices or communication given under this Agreement if sent by registered post, or overnight courier, or by hand shall be deemed to be given at the time and date of receipted delivery to the relevant address, and if sent by fax, upon receipt by the sender of machine or computer printed confirmation of receipt.

To University:	The Chinese University of Hong Kong
Room 538, Sino Building
Shatin, New Territories
Hong Kong SAR
Fax No.: +852 2696 1563
Attn: Director, Knowledge Transfer Office

with a copy to:	Department of Chemical Pathology
The Chinese University of Hong Kong
c/o Prince of Wales Hospital
Shatin

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New Territories
Hong Kong SAR
Fax No.: +852 2636 5090
Attn: Professor Y M Dennis Lo
Department of Chemical Pathology

To Licensee:	Sequenom, Inc.
3595 John Hopkins Court
San Diego, CA 92121
USA
Fax No.: +1 858 202 9201
Attn: Vice President and General Counsel

10.2	All payments to be paid hereunder shall be made in reference to the Agreement Number TS116379 for purpose of identification. All payments to University are to be made payable to “The Chinese University of Hong Kong”, to be in US dollars and to be sent to the Director of Knowledge Transfer Office at the above address of University or by wire transfer to the following account:

Account Name:	[...***...]
Account No.:	[...***...]
Swift Code:	[...***...]
Name of Bank:	[...***...]
[...***...]
[...***...]

and shall be paid in full without any deductions, save for such tax as Licensee is legally bound to withhold. Licensee shall provide reasonable assistance to University, free of charge, to recover any tax so withheld.

11	Miscellaneous

11.1	“Clause” means clauses in the main part of this Agreement and “Paragraph” means paragraphs in the Standard Terms and Conditions in Schedule 1.

11.2	Heading to clauses and paragraphs are for convenience only and have no legal effect.

11.3	Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or incorporate.

11.4	Any schedule to this Agreement is part of it and reference to this Agreement includes reference thereto. In the event that there is any inconsistency between the Standard Terms and Conditions and the remainder of this Agreement, the latter shall prevail.

11.5

The terms of this Agreement shall be deemed confidential information under this Agreement and there shall be no public disclosure except with prior mutual agreement, unless as provided for in this Clause. The Parties shall agree upon a press release to be released within a reasonable

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period of time after the signing of this Agreement. In the event that a Party is required to publicly disclose the terms of this Agreement pursuant to the rules of any securities exchange or the U.S. Securities and Exchange Commission, or other regulatory or governmental agency, to which any Party is subject, the Party shall, where legally permissible, give prior written notice to the other Party, redact as much confidential information as is permitted under such rules and shall agree on all such redactions with the other Party prior to disclosure, except where such agreement may be precluded by advice of legal counsel of a Party. The non-financial terms of this Agreement may be disclosed to a Sub-licensee or potential Sub-licensee, so long as such disclosure is made under a confidentiality agreement.

In witness whereof this Agreement has been entered into on the day and year first above written.

SIGNED by	)
Name: Ms Sharon Tam	)
Title: Director, Knowledge Transfer Office for and on behalf of	) )	/s/ Sharon Tam
THE CHINESE UNIVERSITY OF HONG KONG	)
in the presence of: Tracy Pang	)	/s/ Tracy Pang

SIGNED by	)
Name: Harry Hixson, Jr., Ph.D.	)
Title: Chairman and CEO for and on behalf of	) )	/s/ Harry Hixson, Jr.
SEQUENOM, INC.	)
in the presence of: Sherry Barnes	)	/s/ Sherry Barnes

SCHEDULE 1

STANDARD TERMS AND CONDITIONS (the “T&C’s))

1.	Ownership of Intellectual Property Rights

1.1	All rights, including Intellectual Property Rights, in the Invention not expressly granted to Licensee in this Agreement shall remain vested in University.

1.2	Licensee shall, at the request of University, execute any document necessary to effect or perfect University’s title where applicable, to Intellectual Property Rights in the Invention.

1.3	In the event that Licensee wishes to pursue intellectual property protection, including but not limited to patent application, for any Licensed Product, Licensee agrees to acknowledge, preserve and protect University’s where applicable, pre-existing Intellectual Property Rights in such Licensed Product.

1.4	University warrants, represents and covenants to Licensee for the duration of the Term that: (i) University owns all rights, title, and interest, in and to the Invention within University Docket No. […***…] and the corresponding Prospective Patent and Proprietary IPR,; (ii) University has the full right and authority to enter into and implement this Agreement; (iii) the implementation of this Agreement by the Parties, as contemplated herein, will not violate any of the University’s Charter, codes, policies or organizational documents or any law, rule, regulation or judicial or governmental decree or requirement, of the Hong Kong SAR; (iv) this Agreement has been duly authorized, executed and delivered by University and is a valid, binding and legally enforceable obligation of University; and (v) the execution, delivery, and performance of this Agreement will not result in a breach of, or violation of, or constitute a default under, any agreement affecting the rights, title, and interest specified in Paragraph 1.4 (i) above and to which University is a party or by which University is bound, and (vi) the particulars set out in Schedule 2 are true and accurate in all material respects.

1.5	University further represents that with respect to the Invention there are no pending, or, to its actual, present knowledge, threatened, claims for infringement with respect to the patent, copyright or other proprietary rights of third parties. University further represents that University has the right to license to Licensee all rights licensed hereunder in accordance with the terms set forth herein.

2.	Obligations of Licensee

2.1	Licensee is responsible for the quality and safety of its products.

2.2	Licensee shall use all reasonable efforts and diligence to exploit the Invention and to proceed with the development, manufacture and sale of Licensed Product and to diligently develop markets for the Licensed Product.

2.3	Licensee will represent the Licensed Product fairly in comparison with competitive products from other suppliers.

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2.4	Licensee shall market the Licensed Product under the name of Licensee or a Sub-Licensee as seller, and not in any way create any impression that University is the seller of the Licensed Product.

2.5	Each Party shall take all such steps as are reasonably necessary to protect Intellectual Property Rights in the Invention. Each Party shall provide any assistance, if necessary, to assist the other Party in protection of such rights.

2.6	Licensee shall promptly inform University upon becoming aware of any illegal or unauthorised use of the Invention or any infringement of the Prospective Patent or Proprietary IPR and Intellectual Property Rights therein.

2.7	Licensee shall comply with all laws regulations and governmental obligations that may from time to time be applicable to the making, use or sale of the Licensed Product in each part of the Territory.

2.8	Licensee shall be solely responsible for any claims arising or alleged to arise from loss or injury to persons or property caused or suffered in the course of or as a consequence of the use of the Invention or the supply and sale of the Licensed Product except where such loss or injury are caused by the gross negligence or wilful misconduct of University.

2.9	Licensee shall use its reasonable endeavours to keep the Invention confidential and to prohibit any third party from having access to any confidential information regarding the Invention.

2.10	Licensee shall not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of the Invention, Licensed Product or University, or any other practices which may be detrimental to the Invention, Licensed Product, University or to the public interest.

3.	Restriction On Use of Name

Without prior written consent, no right or licenses are granted by either party to the other expressly or by implication to use its name or any of its trademark, service mark, trade name, logo or symbol or those of any of its employees in any public relations activities or other activities or in connection with any Licensed Product manufactured used or sold by the Licensee or as part of any corporate name or firm or trade name or for any other purpose.

4.	Exclusion of Warranties

4.1	Except as set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold, or otherwise disposed of under any licence granted in this Agreement is or will be free from infringement of any patent, copyright, trade mark or any other intellectual property right of any third party.

4.2	Except as expressly set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s, University makes no representations and extends no warranties of any kind, either express or implied. In particular, but without limitation, there are no express or implied warranties of merchantability or fitness for a particular purpose, or the operation of the Invention under the Prospective Patent will be uninterrupted or error-free or any defects in the Invention will be corrected.

4.3	University does not assume any responsibility for any exploitation, use or any product produced, developed and manufactured in accordance with the Invention or for the sale or use of the product processed, developed and manufactured by Licensee or its Sub-Licensees nor shall University be deemed to make or have made any warranties of any nature whatsoever with respect to the Invention or any product processed, developed and manufactured under this Agreement.

5.	Indemnity

5.1	Licensee shall defend, indemnify and hold harmless University (including its officers, directors, employees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgements, cost or expenses (including legal fees) assessed against or incurred by University relating to the use of or other exploitation by Licensee or otherwise in connection with the manufacture, use, provision or sale of or any other dealing in the Invention or Licensed Product by Licensee and its Sub-Licensee, including breach of sub-license by a Defaulting Sub-Licensee as provided for in Clause 4.5 even if the relevant sub-licence is terminated by Licensee, except where such loss or injury (i) are caused by the gross negligence or wilful misconduct of University, or (ii) arise from or relate to a breach of the warranties contained in Paragraphs 1.4, 1.5 or 1.6 above.

5.2	University shall defend, indemnify and hold harmless Licensee (including its officers, directors, employees and Sub-Licensees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgments, cost or expenses (including legal fees) assessed against or incurred by Licensee in connection with University’s breach of any of its warranties or representations in Paragraphs 1.4, 1.5 or 1.6 of the T&C’s.

6.	Limitation of liability

6.1	Subject to Paragraph 5.2 above, University hereby excludes liability to Licensee and its Sub-Licensee for any and all losses or damage of any kind howsoever caused including losses of profits or other consequential or special losses arising from the use of or inability, unless such inability is due to University’s breach of Paragraphs 1.4, 1.5 or 1.6, to use the Invention by the Licensee and/or its Sub-Licensee(s), or to any other breach by the University which materially undermines the value of the Invention, and any rights therein and thereto, to Licensee.

6.2	Without prejudice to Paragraph 6.1, University’s liability to the Licensee for all losses or damage of any kind howsoever caused shall be limited to [...***...].

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6.3	No action arising out of this Agreement may be brought by either Party more than [...***...] after the cause of action has accrued and has come to the attention of the aggrieved Party.

7.	Termination

7.1	This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Paragraph 7 or relevant provisions of this Agreement, shall continue in force for the Term of Licence as detailed in Clause 3 and this Agreement and the licenses granted hereunder shall terminate automatically by expiry.

7.2	University shall be at liberty in every and any of the following events to terminate this Agreement in totality by written notice:

7.2.1	on failure by Licensee to meet the milestones as detailed in Schedule 3 which continues for at least [...***...] days after University has given notices of that breach;

7.2.2	on failure by Licensee to make any payment to be paid hereunder which continues for at least [...***...] days after University has given written notice of that breach;

7.2.3	on any attempt by Licensee to assign or otherwise transfer any of its rights under this Agreement other than in accordance with the terms of this Agreement;

7.2.4	on cessation of Licensee’s business relating to the exploitation of the Invention, unless such cessation is due to a permitted assignment or transfer of rights under this Agreement; or

7.2.5	if Licensee goes into liquidation (other than for the purposes of amalgamation or reconstruction) or if a receiver is appointed of its assets and undertaking or any part of them or any distress execution or other analogous process shall be issued against any property of Licensee.

7.3	Either Party may terminate this Agreement by written notice if the other Party commits a material breach of this Agreement which continues for at least [...***...] days after the non-defaulting Party has given written notice of that breach and the required remedy.

7.4	Notwithstanding anything to the contrary herein, at any time after [...***...] from the Commencement Date, Licensee shall have the right to early termination of the Agreement, such right being exercisable by the Licensee giving at least [...***...] days prior written notice to University.

8.	Effect of Termination

8.1	Paragraphs 1, 3, 4, 5, 6, 8, 11, 12, 13, 14, and 16 of the T&C’s and Clauses 1, 10 and 11 of the main part of the Agreement shall remain in force following termination or expiration.

8.2	On termination, the licence granted pursuant to this Agreement and all rights of Licensee under it shall forthwith cease and terminate without prejudice to any right of either Party which may

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have accrued up to the date of termination or remedy to sue and recover for any sum then due and to the remedy of either Party in respect of any previous breach of any provision contained in the Agreement.

8.3	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee undertakes to return to the University all originals, in particular, the Information and all copies thereof and information in any form containing or covering in any way any part of the Invention and Licensed Product in its possession and/or control or provide evidence of their destruction.

8.4	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee shall forthwith cease to use the Invention and Licensed Product and carry on the activities permitted by this Agreement.

8.5	Licensee will pay up all fees, expenses and payments accrued and payable to University up to the date of termination.

9.	Governmental Obligations

Upon request by University, Licensee agrees to take all reasonable action necessary on its part as licensee to enable University, at University’s expense, to satisfy its governmental obligations and other reporting requirements, if any, relating to the Invention and/or this Agreement.

10.	Time and Force Majeure

10.1	Subject to any grace or cure periods and to the provisions of Paragraph 10.2 below, time shall be of the essence.

10.2	Neither Party shall be liable to the other for delay in performance of its obligations hereunder or deemed to be in breach of this Agreement due to causes beyond its control, including but not limited to acts of God, disease outbreaks, fires, strikes, acts of war, terrorist acts, or intervention by any governmental authority, and each Party will take steps to minimize any such delay. If such an event occurs, the time set by this Agreement for performance of that obligation by the relevant Party will be extended for the period by which performance is prevented by the event PROVIDED THAT the other Party may terminate this Agreement by notice if such event continues for more than [...***...].

11.	Severability

In the event that any provision or part of this Agreement is held to be invalid, illegal or otherwise unenforceable, this Agreement shall be deemed to be amended by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

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12.	Waiver

No indulgence given by either Party to the other shall be deemed or construed as a waiver of its rights and remedies hereunder.

13.	No Implied Partnership or Agency

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and neither Party shall have the authority or power to bind the other Party or to contract in the name of and create a liability against the other Party.

14.	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

14.2	Should Licensee bring suit under or relating to this Agreement, such suit, any resulting counterclaim, and the Agreement shall be governed by and in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Hong Kong SAR, without regard to any choice of forum principles that might apply to move the forum to another jurisdiction. Should University bring suit under or relating to this Agreement, such suit and any resulting counterclaim, and this agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of any of the state of federal courts of California, Delaware, or the state where Licensee is incorporated or maintains a principal place of business, to be chosen at University’s discretion, without regard to any choice of forum principle that might apply to move the forum to another jurisdiction.

15.	Assignment

Subject to Clause 4 above, Licensee shall not assign, mortgage, charge or otherwise transfer any rights and obligations under this Agreement (and any attempt to do so will be null and void), without the prior written consent of University, provided, however, that each Party may assign its rights and obligations hereunder without such consent to an entity that acquires all or substantially all of the business or assets of the party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise, provided that reasonable prior written notice is given to the other Party and the Assignee shall expressly in writing assume all rights and obligations of Licensee under this Agreement. Upon such assignment, Assignee shall assume all rights and obligations under this Agreement. Licensee shall procure the Assignee to enter into novation agreements with University and with any Sub-Licensees and shall procure that either Licensee or the Assignee shall bear all reasonable costs incurred by University (including legal costs and attorney charges) in connection with the novation agreements as well as the registration or giving of notice to patents administrations and other relevant third parties as necessitated by the assignment.

16.	Entire Agreement

16.1	This Agreement, including these T&C’s in this Schedules 1, Schedule 2, 3, and Exhibit A attached and incorporated hereto, constitutes the sole, final and entire agreement between the Parties and supersedes all prior agreements, whether oral or written, representative statements, negotiations and understandings concerning the subject matter of this Agreement and University hereby excludes any implied terms which may be excluded by contract to the maximum extent permissible under applicable law.

16.2	Amendments or changes to this Agreement must be in writing and signed by duly authorized representatives of the Parties.

16.3	This Agreement has been drafted and executed in English which shall control for all purposes.

SCHEDULE 2

DESCRIPTION OF INVENTION

University Ref No. / Disclosure Form Title	Ownership	Research Funding	Prospective Patent
[…***…]	[...***...]	[...***...]	[...***...]

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SCHEDULE 3

MILESTONES

[…***…]

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EXHIBIT A

COMMON STOCK WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

Warrant No. __	200,000 Shares

WARRANT TO PURCHASE COMMON STOCK

For good and valuable consideration, Sequenom, Inc., a Delaware corporation (the “Corporation” or the “Company”) hereby grants and issues to the Chinese University of Hong Kong Foundation Limited (the “Holder”), the right to purchase from the Corporation up to Two Hundred Thousand (200,000) fully paid and nonassessable shares (the “Warrant Shares”) of the Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”), subject to the terms and conditions set forth in this warrant (the “Warrant”).

1. Term. This Warrant may be exercised, as set forth in Section 3, at any time and from time to time, on or before the seventh anniversary of the issuance date of this Warrant. The period during which this Warrant may be exercised, in accordance with this Section 1, shall be referred to as the “Exercise Period.”

2. Purchase Price. The purchase price for each share of the Common Stock purchasable hereunder shall be _____________ ($____) per Warrant Share (subject to adjustment as set forth herein ) (the “Warrant Purchase Price”).

3. Exercise of Warrant. This Warrant may be exercised by the Holder in whole or in part, but not for less than twenty thousand (20,000) Warrant Shares (or such lesser number of Warrant Shares as may at the time of exercise constitute the maximum number exercisable), and in excess of 20,000 Warrant Shares in increments of 20,000 Warrant Shares (such minimum and incremental numbers being subject to adjustment for stock splits, combinations and the like). This Warrant is exercisable, subject to the satisfaction of applicable securities laws, at any time during the Exercise Period by the surrender of the Warrant to the Corporation at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, accompanied by payment in full of the amount of the aggregate Warrant Purchase Price of the Warrant Shares as follows: at the option of the Holder, payment of the Warrant Purchase Price may be made either by (i) certified check payable to the order of the Corporation, (ii) surrender of certificates then held representing, or deduction from the number of Warrant Shares issuable upon exercise of this Warrant, of that number of shares which have an aggregate Fair Market Value (as defined below) on the date of exercise equal to the aggregate Warrant Purchase Price for all Warrant Shares to be purchased pursuant to this Warrant or (iii) by any combination of the foregoing methods. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date the Corporation at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Warrant Shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Corporation at its expense will execute and deliver as promptly as practicable on or after such date a new Warrant of like tenor exercisable for the remaining number of Warrant Shares for which this Warrant may then be exercised. For purposes of this Warrant, “Fair Market Value” shall mean (i) the last reported sale price per share of the Common Stock on the Nasdaq Stock Market or any national securities exchange in which such shares of Common Stock are quoted or listed, as the case may be, or (ii) if such shares of Common Stock are not quoted or listed on the Nasdaq Stock Market or any national securities exchange, the fair market value of such shares of Common Stock, as determined in good faith by the Board of Directors of the Corporation using customary and appropriate valuation methods (and not taking into account any discounts for minority ownership or restrictions on transfer of the Warrant Shares).

4. Fractional Interest. The Corporation shall not be required to issue any fractional shares on the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall make, at the time it delivers the Warrant Shares deliverable upon such exercise, a cash payment equal to the per share Fair Market Value on the date of exercise multiplied by such fraction.

5. Warrant Confers No Rights of Stockholder. The Holder shall not have any rights as a stockholder of the Corporation with regard to the Warrant Shares prior to actual exercise resulting in the purchase of the Warrant Shares.

6. Investment Representation. With respect to this Warrant and the Warrant Shares, the Holder represents and covenants to the Corporation as follows:

(a) It is experienced in evaluating and investing in companies engaged in businesses similar to that of the Corporation; it understands that investment in the Warrant (and any Warrant Shares it acquires) involves substantial risks; it has made detailed inquiries concerning the Corporation, its business and services, its officers and its personnel; the officers of the Corporation have made available to the Holder any and all written information it has requested; the officers of the Corporation have answered to the Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by the Corporation; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Corporation and it is able to bear the economic risk of that investment.

(b) It is acquiring the Warrant and the Warrant Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. It understands that the Warrant and the Warrant Shares have not been registered under the Securities Act nor qualified under applicable state securities laws.

(c) It is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d) It acknowledges that the Warrant and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or, based on an opinion of counsel to the Holder reasonably satisfactory to the Corporation, an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

The Holder, by acceptance hereof, consents to the placement of the following restrictive legends, or substantially similar legends, on each certificate to be issued to the Holder by the Corporation in connection with the issuance of such Warrant Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

provided, however, that whenever this Warrant or any Warrant Shares can be freely transferred under the Securities Act (whether pursuant to Rule 144 thereunder, or otherwise) the Holder of any Warrant or any Warrant Shares shall be entitled to receive from the Corporation, promptly and without expense to such Holder, one or more new certificates for such securities not bearing such legends.

7. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Holder as follows:

(a) Organization. The Corporation is a corporation, duly organized, validly existing and in good standing in the State of Delaware.

(b) Authorization; Power. The Corporation has all requisite legal power to enter into this Warrant, and to carry out and perform its obligations under the terms of this Warrant. All action on the part of the Corporation necessary for the authorization, execution, delivery and performance by the Corporation of this Warrant, and the consummation of the transactions contemplated hereby, has been taken. This Warrant is a legally valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(c) No Violation. None of the execution and delivery of this Warrant by the Corporation, the consummation of the transactions provided for herein or contemplated hereby by the Corporation, or the fulfillment by the Corporation of the terms hereof, will (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the articles of incorporation (including, without limitation, any certificate of designation) or bylaws of the Corporation, (b) result in a default, give rise to any right of termination, cancellation or acceleration or require any consent or approval (other than approvals or consents that have already been obtained) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument or obligation to which the Corporation is a party or by which it or any of its assets may be bound or (c) violate any law applicable to the Corporation or any of its assets.

8. Reservation of Shares; Warrant Shares to be Fully Paid. The Corporation agrees at all times during the Exercise Period to have authorized and reserved, for the exclusive purpose of issuance and delivery upon exercise of this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented hereby. The Corporation covenants and agrees that all Common Stock issued upon exercise of this Warrant will, upon issuance in accordance with the terms hereof, be fully paid and non-assessable and free from preemptive rights and all taxes, encumbrances, liens and charges with respect to the issuance thereof other than the restrictions on sale and transfer set forth herein.

9. Payment of Taxes and Expenses. The Corporation shall pay any recording, filing, stamp or other U.S. transfer tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Warrant Shares purchased upon exercise of this Warrant and (ii) new or replacement warrants in the Holder’s name.

10. Adjustment of Warrant Purchase Price and Number of Shares. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Warrant Purchase Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Warrant Purchase Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and this Section 10 shall not apply to, any Reorganization events set forth in Section 11 below, which events shall instead be governed by the provisions of Section 11. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

11. Reorganization.

(a) In the event of, at any time during the Exercise Period, any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person (each a “Reorganization”), the Company shall provide to the Holder ten (10) days advance written notice of such Reorganization in the manner provided in Sections 14 and 19 below and shall comply with Section 11(b) below.

(b) In case of any Reorganization, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such Reorganization, shall be entitled to receive, in lieu of the Warrant Shares or other stock or securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon such consummation if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 10 hereof.

12. Distributions. In the event that, at any time or from time to time after the date of this Warrant, the Corporation shall make or issue, or shall fix a record date for the determination of all eligible holders entitled to receive, a dividend or other distribution with respect to all outstanding shares of Common Stock of the Corporation (other than in connection with a transaction described in Section 10 or Section 11 hereof) payable in (i) shares of its capital stock, (ii) other securities of the Corporation or any other person or entity, (iii) evidences of indebtedness issued by the Corporation or any other person or entity, (iv) options, warrants or rights to subscribe for or purchase any of the foregoing, or (v) assets then, in each such case, the Holder shall receive, in addition to the shares of Common Stock of the Corporation issuable upon the exercise of this Warrant prior to such date, and without the payment of additional consideration therefor, the shares of capital stock, other securities, evidence of indebtedness, options, warrants or other rights or assets, as the case may be, to which the Holder would have been entitled upon such date as if the Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of the actual exercise of this Warrant, retained such shares and/or all other additional stock available to it as aforesaid during such period, giving effect to all adjustments pursuant to this Section 12. The Corporation shall reserve and set aside, for the life of this Warrant or until it has been exercised in full, all such distributions to which the Holder is entitled to receive pursuant to this Section 12.

13. Notice of Adjustments. Whenever any adjustment is made pursuant to Sections 10, 11 or 12 hereof, the Corporation shall deliver a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, by first-class mail, postage prepaid to the Holder of this Warrant at its address shown on the books of the Corporation, which certificate shall set forth in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Warrant Purchase Price and the number of shares or other consideration issuable upon the exercise of the Warrant after giving effect to such adjustment. The Corporation shall deliver such certificate to each Holder promptly after each adjustment.

14. Notices of Record Date, Etc. In the event of

(a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any shares of Common Stock as a dividend or other distribution or pursuant to a stock split, or

(b) any Reorganization event described in Section 11, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, or

(d) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any distribution described in Section 12,

then and in each such event the Corporation will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or stock split, and stating the amount and character of such dividend, distribution or stock split, or (ii) the date on which any such Reorganization event described in Section 11, distribution contemplated by Section 12 or dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock of the Corporation shall be entitled to exchange their shares of Common Stock for securities or other consideration deliverable on such Reorganization event described in Section 11, distribution contemplated by Section 12, dissolution, liquidation or winding-up.

15. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or stock certificate, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Corporation of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Corporation will make and deliver a new Warrant or stock certificate of like tenor, in lieu of the original Warrant or stock certificate.

16. Assignment. This Warrant is not transferable or assignable at any time without the Corporation’s prior written consent, except to any of the Affiliates (as defined below) of the Holder, provided any such transferee or assignee agrees to be bound by the provisions of this Warrant. The Corporation may issue stop transfer instructions to its transfer agent to prevent such transfer or assignment. Any permitted assignment or transfer of this Warrant must be made in compliance with all applicable federal and state securities laws by the transferor and the transferee (including delivery of investment representation letters and legal opinions reasonably satisfactory to the Corporation, if requested by the Corporation). Any person or entity acquiring any interest in this Warrant as provided herein shall be deemed a Holder for purposes hereof. As used herein, the term “Affiliates” shall mean: (a) any entity resulting from a merger or consolidation with Holder; (b) any entity succeeding to the business and assets of Holder; or (c) any entity controlled by, controlling or under common control with Holder. The Warrant Shares may not be transferred or assigned unless such Warrant Shares are registered under the Securities Act or, based on an opinion of counsel to the Holder reasonably satisfactory to the Corporation, an exemption from such registration is available.

17. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California, without application of the law of conflicts. Venue for any and all actions or disputes arising out of this Agreement shall be the County of San Diego, State of California.

18. Amendments and Waivers. Any term of this Warrant may be amended and the observance of the performance of any term of this Warrant may be waived with the written consent of the Corporation and the Holder. Any amendment or waiver effected in accordance with this Section 18 shall be binding on the Holder, any future Holders and the Corporation.

19. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified by hand or professional courier service or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party in the Corporation’s records, or, in each case, at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

20. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

21. Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

22. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, sale or other transfer of any of its assets or properties, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder against impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of the Warrant Shares receivable upon the exercise of this Warrant above the amount payable therefor on such exercise, and (b) will take all action that may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant in accordance with the terms hereof.

Dated:	May 3, 2011	Sequenom, Inc.

		By:	/s/ Harry F. Hixon, Jr.

Accepted and Agreed:		Name:	Harry F. Hixson, Jr., Ph.D.

Chinese University of Hong Kong		Title:	Chairman and CEO
Foundation Limited

By:	Professor Henry N.C. Wong

Its:	Director

NOTICE OF EXERCISE

To:     Sequenom, Inc.

(1) The undersigned hereby elects to purchase ______ shares of Common Stock of Sequenom, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares as provided in the Warrant.

(2) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3) Please issue a certificate representing said shares of Common Stock in the name of the undersigned:

(4) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned:

(Name)

(Date)	(Signature)

FORM OF ASSIGNMENT

(To be executed upon assignment of Warrant)

For value received, _____________________________________ hereby sells, assigns and transfers unto _________________ the attached Warrant [__% of the attached Warrant], together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________________ attorney to transfer said Warrant [said percentage of said Warrant] on the books of Sequenom, Inc., a Delaware corporation, with full power of substitution in the premises.

If not all of the attached Warrant is to be so transferred, a new Warrant is to be issued in the name of the undersigned for the balance of said Warrant.

Dated:
NOTE: The above signature should correspond exactly with the name on the face of the attached Warrant.